Exhibit 99.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

Execution Version

FIRST AMENDMENT TO

COLLABORATION AND LICENSE AGREEMENT

This First Amendment (the “Amendment”) to that certain Collaboration and License Agreement, dated December 1, 2015, (the “Agreement”) by and between GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED, a corporation organized and existing under the laws of England and Wales, with its registered office located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”) and ZYMEWORKS INC., a corporation organized and existing under the laws of British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”), is entered into as of April 30, 2019 (the “First Amendment Effective Date”). Zymeworks and GSK are each referred to individually as a “Party” and together as the “Parties.”

BACKGROUND

A.

GSK and Zymeworks entered into the Agreement, pursuant to which the Parties are collaborating to generate and develop certain Zymeworks Modifications and Zymeworks Modified Scaffolds (each, as defined in the Agreement).

B.	GSK and Zymeworks now desire to amend the Agreement, all as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:

AGREEMENT

1.	Definitions. Unless otherwise defined in this Amendment, initially capitalized terms used herein shall have the meanings given to them in the Agreement.

2.	Section 2.1.2. For Antibodies and GSK Products. Section 2.1.2 of the Agreement shall be deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, Zymeworks shall grant, and hereby grants, to GSK a worldwide, sublicensable (in accordance with Section 2.1.3) and transferable (solely in connection with a permitted assignment of this Agreement in accordance with Section 14.1) license under the Zymeworks Project Arising IP to (a) research, develop, make, use, and import GSK Antibodies intended for incorporation into GSK Products, (b) research, develop, make, use, sell, offer to sell and import any GSK Product in the Field in the Territory. The foregoing licenses set forth in this Section 2.1.2 shall be exclusive with respect to Zymeworks’ rights in all Project Arising IP other than the Zymeworks Modified Scaffold IP, with respect to which it shall be non-exclusive. For clarity, GSK would have the right to use the Zymeworks Modification and Zymeworks Modified Scaffolds solely for purposes of performing the Research Collaboration; researching and developing GSK Antibodies to be incorporated in any GSK Product; and researching, developing and commercializing such GSK Products, in each case in accordance with

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

this Agreement. In addition, Zymeworks shall grant, and hereby grants, to GSK a non-exclusive license under the Zymeworks Background Technology to research, develop, make, use, sell and import the Zymeworks Modifications and Zymeworks Modified Scaffolds for inclusion in the GSK Products in the Field in the Territory. In addition, Zymeworks shall grant, and hereby grants, to GSK a perpetual and irrevocable (except in the event of termination of this Agreement by Zymeworks in accordance with Sections 10.2.3, 10.3 or 10.4) royalty-free, fully paid-up, non-exclusive license under the Zymeworks Project Arising IP to research, develop, make, use, sell and import the […***…]1 for inclusion in products in the Field in the Territory (the “[…***…]2 License”).”

3.	Section 2.1.3. Sublicenses. The following sentence shall be added at the end of Section 2.1.3 of the Agreement:

“GSK’s right to grant or authorize sublicenses under the […***…]3 License shall apply solely with respect to GSK Products or other products developed by or on behalf of GSK or its Affiliates, and not with respect to any product that is not a GSK Product, developed independently of GSK by a Third Party.”

4.	Section 2.2.2. For Zymeworks Products and Third Party Products. The following sentence shall be added at the end of Section 2.2.2 of the Agreement:

“Further, GSK hereby grants to Zymeworks a royalty-free, fully paid-up, non-exclusive license under the GSK Project Arising IP specifically relating to the […***…]4 (including uses thereof, as well as antibodies or compositions comprising the same) to research, develop, make, use, sell and import the […***…]5 for inclusion in products in the Field in the Territory.”

5.	Section 3.1.3(a). Research Collaboration Plan. Section 3.1.3(a) is hereby deleted in its entirety and replaced with the following:

“Zymeworks shall engineer the Fc region of any number of Antibody(ies) using the Zymeworks Technology to generate […***…]6 mutually agreed by the Parties in the Research Collaboration Plan, meeting mutually established criteria set forth in the Research Collaboration Plan (the “Zymeworks Modifications”). Zymeworks Modifications may either be: (i) […***…]7 (each, a […***…]8); or (ii) […***…]9 (each, a […***…]10). Each resulting Antibody scaffold

[1]	Competitive Information – Discovery Information.
[2]	Competitive Information – Discovery Information.
[3]	Competitive Information – Discovery Information.
[4]	Competitive Information – Discovery Information.
[5]	Competitive Information – Discovery Information.
[6]	Competitive Information – Discovery Information.
[7]	Competitive Information – Discovery Information.
[8]	Competitive Information – Discovery Information.
[9]	Competitive Information – Discovery Information.
[10]	Competitive Information – Discovery Information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

incorporating any […***…]11 that result directly from the Research Collaboration may be referred to herein as a “Zymeworks Modified Scaffold” and may include a […***…]12. For clarity, Zymeworks Modified Scaffolds do not include any scaffold that comprises solely the Zymeworks Background Technology (and does not incorporate any Project Arising IP), and do not include any scaffold that incorporates solely […***…]13 in the absence of […***…]14. Zymeworks Modified Scaffolds may include a […***…]15 in addition to a […***…]16.”

6.	Section 3.7.1. Zymeworks Modification Exclusivities. Section 3.7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“[…***…]17 Exclusivities. Subject to Section 3.7.3, (a) Zymeworks shall not, and shall not grant rights to any Person to, at any time during the Term for a GSK Product (i) develop or commercialize any antibody or product incorporating a […***…]18 that is […***…]19 or (ii) grant to any Third Party any rights or license under the Zymeworks Project Arising IP to, develop or commercialize any antibody […***…]20; and (b) GSK shall not, and shall not grant rights to any Person to, at any time during the Term (i) develop or commercialize any antibody or product incorporating a […***…]21 or (ii) grant to any Third Party any rights or license under the GSK Project Arising IP to develop or commercialize any antibody or product incorporating […***…]22. For clarity, in the event that […***…]23, nothing in this Section 3.7.1 shall prevent either Party from developing and commercializing, itself or with or through any Affiliate or Third Party, Antibodies and Products Directed To such Target within the scope of its rights hereunder. Further, nothing in this Agreement shall prevent Zymeworks from using or granting rights to use the […***…]24 for any purpose, other than for purposes of developing or commercializing GSK Products.”

7.

Sections 7.3.1 and 7.3.9. Enforcement and Defense Notice; Defense of Infringement Claims. The reference to Zymeworks Modifications in Sections 7.3.1 and 7.3.9 of the Agreement are hereby replaced with references to […***…][25].

[11]	Competitive Information – Discovery Information.
[12]	Competitive Information – Discovery Information.
[13]	Competitive Information – Discovery Information.
[14]	Competitive Information – Discovery Information.
[15]	Competitive Information – Discovery Information.
[16]	Competitive Information – Discovery Information.
[17]	Competitive Information – Discovery Information.
[18]	Competitive Information – Discovery Information.
[19]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[20]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[21]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[22]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[23]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[24]	Competitive Information – Discovery Information.
[25]	Competitive Information – Discovery Information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

8.

Section 11.2. Survival. The phrase “Section 2.1.2 (solely with respect to the […***…][26] License where such […***…][27] License has not been revoked by Zymeworks as the result of a termination by Zymeworks of this Agreement in accordance with Sections 10.2.3, 10.3 or 10.4) immediately after the phrase in the second sentence “…Article 1; Section 3.3,….”

9.

No Other Modifications. Except as specifically set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. No waiver of the performance of any obligation under this Amendment shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Amendment may be amended or modified other than by a written document signed by authorized representatives of each Party.

THIS AMENDMENT AND THE AGREEMENT AS AMENDED BY THIS AMENDMENT SET FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF GSK AND ZYMEWORKS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERCEDES ALL PRIOR DISCUSSIONS, AGREEMENTS AND WRITINGS IN RELATION THERETO.

10.

Miscellaneous. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States, without reference to any rules of conflict of laws.

[26]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.
[27]	Competitive Information – Discovery Information and Other Commercially Sensitive Terms.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By:	/s/ Neil Klompas

Name:	Neil Klompas

Title:	Chief Financial Officer

Date:	May 3, 2019

GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

By:	/s/ Paul Williamson

Name:	Paul Williamson

Authorized Signatory for and on behalf of

Edinburgh Pharmaceutical Industries Limited

Corporate Director

GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

By:	/s/ Paul Money

Name:	Paul Money

Authorized Signatory for and on behalf of

Glaxo Group Limited

Corporate Director